EX-99.B(h)energy808

EXPENSE REIMBURSEMENT AGREEMENT

         EXPENSE REIMBURSEMENT AGREEMENT, effective August 1, 2008, by and between Ivy Investment Management Company ("IICO"), Ivy Funds Distributor, Inc. ("IFDI") and Waddell & Reed Services Company ("WRSCO"), and Ivy Funds, Inc., on behalf of its series designated Ivy Energy Fund (the "Fund").

         WHEREAS, Ivy Funds, Inc., a Maryland corporation, is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-ended management investment company of the series type, and the Fund is a series of Ivy Funds, Inc.; and

         WHEREAS, Ivy Funds, Inc. and IICO are parties to an Investment Management Agreement as amended, restated and effective November 16, 2005 ("Management Agreement"), on behalf of each series, including the Fund, pursuant to which IICO provides business management and/or investment advisory services to the Fund for compensation based on the value of the average net assets of the Fund ("management fee"); and

         WHEREAS, Ivy Funds, Inc. and IICO, IFDI and/or WRSCO have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

	1.1

Applicable Reimbursement Level and Term of Reimbursement. For the period from August 1, 2008 through July 31, 2009, IICO, IFDI and/or WRSCO agree to reimburse sufficient management fees, 12b-1 and/or shareholder servicing fees to cap the expenses of the Fund as follows:

		Class A shares		1.60%
		Class B shares		2.60%
		Class C shares		2.60%
		Class I shares		1.60%
		Class Y shares		1.60%

		(the "Reimbursement Amount").

	1.2

Payment of Reimbursement Amount. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate Reimbursement Amount against the management fee payable under the Management Agreement, the 12b-1 fees payable under the 12b-1 Plan and/or the shareholder servicing fees payable under the Shareholder Servicing Agreement. Alternatively, the Reimbursement Amount shall be paid monthly by IICO, IFDI and/or WRSCO within the first 10 days of each calendar quarter.

2.	Termination and Effectiveness of Agreement.

	2.1

Termination. This Agreement shall terminate with respect to the Fund upon termination of the Fund's Management Agreement, 12b-1 Plan and/or the Shareholder Servicing Agreement or on July 31, 2009, whichever comes first.

	2.2	Effectiveness. This Agreement shall be effective August 1, 2008.

3.	Miscellaneous.

	3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

	3.2

Interpretation. Nothing contained herein shall be deemed to require Ivy Funds, Inc. or the Fund to take any action contrary to the Ivy Funds, Inc. Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of Ivy Funds, Inc. of its responsibility for and control of the conduct of the affairs of Ivy Funds, Inc. or the Fund.

	3.3

Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the business management and investment advisory fees, the 12b-1 Plan and shareholder servicing fees, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement, the 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement, the 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of August 1, 2008.

			IVY FUNDS, INC., on behalf of its series,
			IVY ENERGY FUND

			By:	________________________________
				Mara Herrington, Vice President

			IVY INVESTMENT MANAGEMENT COMPANY

			By:	_________________________________
				Henry J. Herrmann, President

			IVY FUNDS DISTRIBUTOR, INC.

			By:	_________________________________
				Thomas W. Butch, President

			WADDELL & REED SERVICES COMPANY

			By:	_________________________________
				Michael D. Strohm, President